UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 23, 2011

Acorda Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	15 Skyline Drive, Hawthorne, NY	10532
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 347-4300

Not Applicable
Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 27, 2011, Acorda Therapeutics, Inc. (the “Company”) announced that the Company has signed an agreement to lease approximately 138,000 square feet of laboratory and office space within the Ardsley Park life science campus in Ardsley, N.Y. for a 15 year period expected to begin in June 2012.  The Company also announced that it plans to relocate its corporate headquarters, and all employees currently based at its Hawthorne, N.Y., location, to the Ardsley facility.  A copy of the press release issued by the Company announcing the lease and the planned relocation is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated by reference into this Item.

The Company is leasing the Ardsley facility from BMR-Ardsley Park LLC, an affiliate of BioMed Realty Trust, Inc. (“BMR”), pursuant to a Lease dated as of June 23, 2011 (the “Lease”).  The initial 15 year term of the Lease (the “Term”) is scheduled to commence in June 2012, subject to the completion of certain improvements to the facility prior to the Company’s occupancy.  The commencement of the Term would be deferred in the case of certain delays in the completion of those improvements.  The Company has options to extend the Term of the Lease for three additional five-year periods, and the Company has an option to terminate the Lease after 10 years subject to payment of an early termination fee.  Also, the Company has rights to lease up to approximately 120,000 additional square feet of space in additional buildings at the same location.  The Company’s extension, early termination, and expansion rights are subject to specified terms and conditions, including specified time periods when they must be exercised, and are also subject to limitations including that the Company not be in default under the Lease.

The Lease provides for monthly payments of rent during the Term.  These payments consist of base rent, which takes into account the costs of facility improvements being funded by BMR prior to the Company’s occupancy, and additional rent covering customary items such as charges for utilities, taxes, operating expenses, and other facility fees and charges.  The base rent will initially be $3,400,000 per year, and will be subject to a 2.5% annual increase.

The Lease contains customary default provisions which give BMR the right to terminate the Lease and exercise other legally-available remedies in the case of specified circumstances or events, including:  The Company’s failure to pay rent subject to notice and a specified cure period; the Company’s failure to comply with other material obligations under the Lease subject to notice and a specified cure period; and the Company’s bankruptcy and similar circumstances.  In the case of a default, BMR could terminate the Lease and evict the Company from the leased premises, seek damages from the Company, and exercise other legally-available remedies.

The Lease contains customary provisions concerning repairs and maintenance, indemnification, assignment and subletting, holding over, insurance, and casualty.  Transfers of the Lease generally are subject to BMR’s consent and must meet certain specified terms and conditions, except that the Company has the right to make certain permitted transfers such as assignments to affiliates or in connection with a sale of the Company, and subleases or assignments to third parties that meet specific financial and other requirements.

The foregoing is a summary description of certain terms of the Lease, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Lease (which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2011).

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated June 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

June 28, 2011	By:	/s/ David Lawrence
Name: David Lawrence
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 27, 2011